           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Global Fund

We consent to the use in this Registration Statement of Oppenheimer Global
Fund, of our report dated November 16, 2007, included in the Statement of
Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights"
appearing in the Prospectus, which is also part of such Registration
Statement and "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information.

                              /s/ KPMG LLP
                              KPMG LLP

Denver, Colorado
December 18, 2007